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                                                                  Exhibit 99.1

         [LETTERHEAD OF AMERICAN BUSINESS INFORMATION(R) APPEARS HERE]

                                                           FOR IMMEDIATE RELEASE
                                                          FRIDAY, AUGUST 1, 1997

                                                              ABI MEDIA CONTACT:
                                                              ------------------
                                        STEVEN PURCELL - CHIEF FINANCIAL OFFICER
                                     PHONE: (402) 593-4632 . FAX: (402) 339-0265
                                                            E-MAIL: cfo@abii.com

                                                           ABI INVESTOR CONTACT:
                                                           ---------------------
                                    SHELLY VAUGHN - DIRECTOR, INVESTOR RELATIONS
                                     PHONE: (402) 596-8929 . FAX: (402) 592-4006
                                                             E-MAIL: ir@abii.com


               AMERICAN BUSINESS INFORMATION, INC.(R) ANNOUNCES
               PROPOSED CREATION OF TWO CLASSES OF COMMON STOCK
                  AND ADOPTION OF SHAREHOLDER RIGHTS PROGRAM

(OMAHA, NE) - American Business Information, Inc.(R)'s (NASDAQ:ABII) Board of Directors announced today that it has approved an amendment to the Company's Certificate of Incorporation to reclassify the Company's existing Common Stock into Class B Common Stock with ten votes per share and to establish a new
Class A Common Stock with one vote per share. The Board plans to submit the amendment for approval by the Company's stockholders at a special meeting now planned to be held in September 1997. The Class A Common Stock will have a dividend preference of $0.02 per share per annum, but the Class A and Class B Common Stock will otherwise have the same economic rights. If the proposed amendment is approved by the Company's stockholders, the Board of Directors presently intends to declare a stock dividend of one share of Class A Common Stock for each outstanding share of Class B Common Stock. The Company intends to list both the Class A Common Stock and the Class B Common Stock on the NASDAQ National Market System. The proposed amendment does not adversely affect any right presently inuring to any holder of the Company's existing Common Stock and is intended to give the Company additional flexibility as it pursues its strategy in a consolidating industry. Further information on the proposed amendment will be contained in a proxy statement to be provided to all the Company's stockholders in connection with the special stockholders' meeting.

Additionally, the board announced that it has adopted a Shareholder Rights Program. As part of the Program, the Company declared a dividend distribution of 1 Preferred Share Purchase Right on each share of the Company's existing Common Stock. The Rights will have an exercise price of $120.00 and would become exercisable in the event of an acquisition of 15 percent or more of the Company's existing common stock (other than by an existing 15% stockholder). The Rights are intended to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and
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other abusive tactics to gain control of the Company without paying all stockholders the fair value of their shares, including a "control premium." The dividend will be distributed to stockholders of record on August 14, 1997. Further details of the rights are contained in a letter that will be mailed to all stockholders.

American Business Information, Inc.(R) is a leading compiler of information on businesses and consumers in the United States and Canada and provides data processing and analytical services. Over one million customers use American Business Information, Inc.(R) to generate sales leads, reduce selling costs, improve marketing efficiency and for business credit purposes. Founded in 1972, the Company is headquartered at 5711 South 86/th/ Circle, P.O. Box 27347, Omaha, NE 68127-0347. American Business Information(R) can be contacted at
(402) 593-4500 or via the Internet at http://www.SalesLeadsUSA.com.

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